UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

BLACKROCK ESG CAPITAL ALLOCATION TERM TRUST

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ISS Recommends ECAT Shareholders Vote to Support Nine out of Ten Board Nominees and Against Saba’s Termination Proposal

ISS Joins Glass Lewis as Second Proxy Advisor to Recommend Shareholders Vote on the WHITE Card Ahead of June 26 Meeting

June 18, 2025 – NEW YORK – BlackRock Advisors LLC (“BlackRock”) announced today that Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy advisory firm, recommended that shareholders of BlackRock ESG Allocation Term Trust (NYSE: ECAT) (the “Fund”) vote on the WHITE card FOR nine out of ten of the incumbent Board nominees and AGAINST the proposal put forth by dissident shareholder to terminate BlackRock as investment adviser ahead of the Fund’s annual meeting on June 26, 2025. In making its recommendation, ISS rejected the dissident’s full slate of eight nominees. ISS joins Glass Lewis, which recommended in favor of all incumbent nominees and against the proposal put forth by the dissident.

Important statements by ISS in issuing its voting recommendations include1:

•	“The dissident has not presented a compelling case for change.”

•	“It would therefore appear that the board’s actions have had a positive impact on the discount since the 2024 AGM.”

•	“…it is important to recognize that ECAT outperforms both peer groups from inception to present.”

As previously announced, Glass Lewis recommended shareholders vote on the WHITE proxy card FOR all of the Board nominees and AGAINST the termination proposal, and that they do NOT vote on the dissident’s gold proxy card.

VOTE FOR ALL BOARD NOMINEES AND AGAINST TERMINATION ON THE WHITE PROXY CARD TODAY

Only your latest dated proxy will count at the meeting. Please do NOT send back any proxy card other than the one you receive from BlackRock as this will cancel your prior vote for the Board nominees.

If you have already sent back a gold proxy card, you can still change your vote by:

(1) using the website provided on the WHITE proxy card;

(2) calling the toll-free number provided on the WHITE proxy card; or

(3) promptly completing, signing, dating and returning the WHITE proxy card.

Any of these actions will replace the proxy card you previously completed.

If you have any questions about the nominees or proposal(s) to be voted on, please call Georgeson LLC, the firm assisting us in the solicitation of proxies, toll free at (866) 441-6128.

The Fund’s letters, proxy statement and proxy card for the annual meeting of shareholders to be held on June 26, 2025 are available at https://www.proxy-direct.com/blk-34442. More information about ECAT may be found here: https://www.blackrock.com/us/financial-professionals/investments/products/closed-end-funds/ecat.

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[1]	Permission to use quotes was neither sought nor obtained.

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